AMENDMENT TO THE STATEMENT OF DESIGNATION

ESTABLISHING SERIES H JUNIOR CONVERTIBLE PREFERRED STOCK

OF POSITRON CORPORATION

To the Secretary of State of the State of Texas:

Pursuant to the provisions of Article 21.156 of the Texas Business Corporation Act, the undersigned corporation submits the following statement for the purpose of amending the designations, preferences, limitations, and relative rights of the Series H Junior Convertible Preferred Stock of Positron Corporation:

A.                The name of the corporation is Positron Corporation (the “Company”).

B.                 The Board of Directors by resolution duly adopted on April 12, 2013, established and designated the Series H Junior Convertible Preferred Stock of the Company and filed such Statement of Designation with the Secretary of State of Texas;

C.                 10,000,000 shares of the Series H Junior Convertible Preferred Stock have been issued;

D.                The following resolution was adopted by the Board of Directors of the Company on November 6, 2013 and was adopted by all necessary action on the part of the Company;

WHEREAS, the Board of Directors, pursuant to the authority vested in the Board of Directors of the Company by its Restated Certificate of Formation, as amended, created, out of the 20,000,000 shares of preferred stock authorized in Article Four of its Restated Certificate of Formation, as amended, a series of 10,000,000 shares of Preferred Stock, par value $0.01 per share, designated Series H Junior Convertible Preferred Stock of the Company (the “Series H Preferred Stock”);

WHEREAS, the Board of Directors believes it is in the best interests of the Company to amend the authorized shares of the Series H Preferred Stock;

RESOLVED, that Section 1 of the Statement of Designation Establishing Series H Junior Convertible Preferred Stock is hereby deleted in its entirety and replaced by the following:

1. Designation and Number of Shares. The designation of said series of preferred stock authorized by this resolution shall be Series H Junior Convertible Preferred Stock (the “Series H Preferred Stock”) which shall consist of a maximum of 15,000,000 shares of such Series H Preferred Stock, $0.01 par value per share, which shall have the preferences, rights, qualifications, limitations and restrictions set forth below.

FURTHER RESOLVED, that the form, terms and provisions of this Amendment to the Statement of Designation Establishing the Series H Preferred Stock of Positron Corporation, in the form reviewed by the directors together with such changes therein as may be approved by the Chairman, President, or any Vice President executing and filing with the Secretary of State of the State of Texas such Amendment to the Series H Statement of Designation, such approval to be conclusively evidenced by the execution thereof by such officer, be and the same hereby is in all respects approved and adopted, and the Chairman, President or any Vice President of this Company be, and each of them acting individually, is hereby authorized to execute and file with the Secretary of State of the State of Texas, in the name and on behalf of this Company, such Amendment to the Series H Statement of Designation.

POSITRON CORPORATION

Dated: November 6, 2013	By: /s/ Patrick G. Rooney
Patrick G. Rooney, Chairman